Exhibit 10.1

     AMENDMENT TO THE
2003 STOCK INCENTIVE PLAN
OF
HONEYWELL INTERNATIONAL INC. AND ITS AFFILIATES

     The 2003 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (“the Plan”) is hereby amended effective December 8, 2006, by replacing Section 5.3 of the Plan in its entirety with the following paragraph:

     “5.3 Adjustments. In the event of a change in the outstanding Shares by reason of a stock split, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property), extraordinary cash dividend, recapitalization, merger, consolidation, split-up, spin-off, reorganization, combination, repurchase or exchange of Shares or other securities, exercise of stock purchase rights, issuance of warrants or other rights to purchase Shares or other securities, or similar corporate transaction or event, the Committee shall make an equitable adjustment to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, the transaction or event equitably requires an adjustment in the number or kind of Shares that may be issued under the Plan, the number or kind of Shares subject to an outstanding Award, or the Exercise Period of an Award. Any adjustment made by the Committee under this Section 5.3 will be conclusive and binding for all purposes under the Plan. No adjustment will be made with respect to Awards granted to Key Employees to the extent the adjustment would cause the Award to fail to qualify as performance-based compensation under Section 162(m) of the Code.”